Exhibit 99.2

[EMPIRE DISTRICT ELECTRIC COMPANY LOGO]	PRESS RELEASE

For Immediate Release

Contact:

MEDIA COMMUNICATIONS:	INVESTOR RELATIONS:
Amy Bass	Janet S. Watson
Director of Corporate Communications	Secretary - Treasurer
417 625-5114	417 625-5108
abass@empiredistrict.com	jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

CALLS ITS SENIOR NOTES, 7.70% SERIES DUE 2004 FOR REDEMPTION

JOPLIN, MO, May 20, 2003—(NYSE:EDE)  The Empire District Electric Company announced that notice of the Company’s call for redemption of all $100 million aggregate principal amount of its Senior Notes, 7.70% Series due 2004 (“7.70% Notes”) has been mailed today.  The redemption date has been set for June 19, 2003.  The redemption price for the 7.70% Notes will be the greater of 100.00% and a “make-whole” amount, plus accrued interest through the date of redemption, calculated as provided in the 7.70% Notes and the securities resolution pursuant to which they were issued.  The “make-whole” amount will equal the sum of the present values of the remaining interest and principal payments that will become due through and including maturity (discounted to the date of redemption, on a semiannual basis at the “treasury rate” plus 15 basis points).  The “treasury rate” will be a rate (calculated on June 16, 2003) equal to the semiannual equivalent yield to maturity of a United States Treasury security having a comparable maturity to the remaining term of the 7.70% Notes.

The Company expects to finance the redemption, in part, with an underwritten public offering of approximately $98 million aggregate principal amount of senior unsecured notes covered by its existing shelf registration statement.  The redemption is conditioned upon the consummation of this offering.  If the Company is unable to complete such offering, the notice of redemption would be of no effect unless the Company waives this condition.  The remainder of the funds are initially expected to come from short-term debt.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 154,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100

• FAX: 417-625-5169 • www.empiredistrict.com